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                                                       Exhibit (c)(1)

                             AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of January 21, 1997 (the "Agreement"), by and among NORAND CORPORATION, a Delaware corporation (the "Company"), WAI ACQUISITION CORP., a Delaware corporation (the "Purchaser"), and WESTERN ATLAS INC., a Delaware corporation ("Parent"). The Company and the Purchaser are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                                       RECITALS

         WHEREAS, the Boards of Directors of Parent, the Purchaser and the Company have each approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

         WHEREAS, in furtherance of such acquisition, the Boards of Directors of Parent, the Purchaser and the Company have each approved the merger of the Purchaser with and into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL") and with any other applicable law; and

         WHEREAS, the Board of Directors of the Company (the "Board") has, in light of and subject to the terms and conditions set forth herein, (i) determined that the consideration to be paid for each Share in the Offer and the Merger (as hereinafter defined) is fair to the stockholders of the Company, and the Offer and the Merger are otherwise in the best interests of the Company and its stockholders, and (ii) resolved to approve and adopt this Agreement and the transactions contemplated hereby and to recommend acceptance of the Offer and approval and adoption by the stockholders of the Company of this Agreement and the Merger.

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                                      ARTICLE I

                                      THE OFFER

         Section 1.01. The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with

Article IX hereof and none of the events set forth in Annex I hereto shall have occurred, as promptly as practicable (but in no event later than five business days from the date hereof) Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act")) an offer to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of the Company, at a price of $33.50 per Share net to the seller in cash (the "Offer") and, subject to the conditions of the Offer, shall use reasonable best efforts to consummate the Offer. The obligation of the Purchaser to consummate the Offer and to accept for payment and to pay for any Shares tendered pursuant thereto shall be subject to only those conditions set forth in Annex I hereto, including the condition that a number of Shares representing at least a majority of the number of Shares outstanding on a fully diluted basis (assuming the exercise of all outstanding Options and Warrants) be validly tendered and not withdrawn at the expiration of the Offer (the "Minimum Condition").

         (b) Without the prior written consent of the Company, the Purchaser shall not decrease the price per Share or change the form of consideration payable in the Offer, decrease the number of Shares sought, impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares. Without the prior written consent of the Company, the Purchaser will not waive the Minimum Condition if, as a result, the Purchaser would acquire less than a majority of the Shares actually outstanding. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer.

         (c) Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the documents filed by Parent and the Purchaser with the Securities and Exchange Commission (the "SEC") in connection with the Offer (the "Offer Documents") if and to the extent that it shall have become false or misleading in any material respect, and Parent and the Purchaser further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to stockholders of the Company, in each case as and to the extent required by applicable federal securities laws.

         (d) Parent and the Purchaser agree that, without the prior written consent of the Company, the Purchaser shall not

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terminate or withdraw the Offer or extend the expiration date of the Offer unless at the expiration date of the Offer the conditions to the Offer described in Annex I hereto shall not have been satisfied or earlier waived; provided that, if the number of Shares that have been validly tendered and not withdrawn prior to the initial expiration date of the Offer represent less than 90% of the Shares on a fully diluted basis, the Purchaser shall have the right, in its sole discretion, to extend the Offer for up to a maximum of 10 additional business days, notwithstanding the prior satisfaction of such conditions, so long as the Purchaser waives all conditions to the Offer other than the Minimum Condition and the conditions set forth in paragraphs (a)(i) or (f) of Annex I hereto. If at the expiration date of the Offer, the conditions to the Offer described in Annex I hereto shall not have been satisfied or earlier waived but, in the reasonable belief of Parent, may be satisfied prior to September 30, 1997, the Purchaser shall extend the expiration date of the Offer for an additional period or periods of time until the earlier of (i) the date such conditions are satisfied or earlier waived and the Purchaser becomes obligated to accept for payment and pay for Shares tendered pursuant to the Offer or (ii) this Agreement is terminated in accordance with its terms; provided that this sentence shall not be applicable in the event the conditions set forth in paragraph (d)(ii) of Annex I hereto shall not have been satisfied or earlier waived at the expiration date of the Offer.

         Section 1.02. Company Actions. (a) The Company hereby approves of and consents to the Offer and represents that (i) the Board, by vote of all directors at a meeting duly called and held, has, in light of and subject to the terms and conditions set forth herein, unanimously (x) determined that the consideration to be paid in each of the Offer and the Merger is fair to the stockholders of the Company and the Offer and the Merger are otherwise in the best interests of the Company and its stockholders and (y) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger and the other transactions contemplated hereby by the stockholders of the Company and (ii) Donaldson, Lufkin & Jenrette Securities Corporation, the Company's financial advisors, have rendered to the Board their opinion that the consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view.

         (b) The Company hereby agrees promptly to prepare and, after review by the Purchaser, to file with the SEC and to

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mail to its stockholders, a Solicitation/Recommendation Statement on Schedule
14D-9 with respect to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9") containing the recommendation described in
Section 1.02(a) hereof and to disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act; provided, however, that, subject to the provisions of Article IX, such recommendation may be withdrawn, modified or amended only to the extent that the Board deems it necessary to do so in the exercise of its fiduciary obligations after being so advised by outside counsel. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agree promptly to correct any information provided by either of them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the stockholders of the Company, in each case as and to the extent required by applicable federal securities laws.

         (c) In connection with the Offer, the Company will furnish the Purchaser with such information (which subject to applicable law, shall be held in confidence) and assistance as the Purchaser or its agents or representatives may reasonably request in connection with the preparation of the Offer and communicating the Offer to the record and beneficial holders of the Shares.

         Section 1.03. Directors. (a) Subject to compliance with applicable law, promptly upon the payment by the Purchaser for Shares purchased pursuant to the Offer representing not less than a majority of the outstanding Shares on a fully diluted basis, and from time to time thereafter, the Company shall, upon request of Parent, promptly take all actions necessary to cause a majority of the directors of the Company to consist of Parent's designees, including by accepting the resignations of those incumbent directors designated by the Company or increasing the size of the Board and causing Parent's designees to be elected.

         (b) The Company's obligations to appoint Parent's designees to the Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, if applicable. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.03 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.03. Parent

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will supply any information with respect to itself and its officers, directors and affiliates required by such Section and Rule to the Company.

         (c) Following the election or appointment of Parent's designees pursuant to this Section 1.03 and prior to the Effective Time (as hereinafter defined), any amendment or termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the Purchaser, waiver of any of the Company's rights hereunder or any other action by the Company concerning this Agreement or any of the transactions contemplated hereby, will require the concurrence of a majority of the directors of the Company then in office who were not designated by Parent.

                                      ARTICLE II

                                      THE MERGER

         Section 2.01. The Merger. (a) In accordance with the provisions of this Agreement and the DGCL, at the Effective Time, the Purchaser shall be merged with and into the Company (the "Merger"), and the Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. At the Effective Time the separate existence of the Purchaser shall cease.

         (b) The name of the Surviving Corporation shall be "Norand
Corporation."

         (c) The Merger shall have the effects on the Company and the Purchaser as Constituent Corporations of the Merger as provided under the DGCL.

         Section 2.02. Effective Time. The Merger shall become effective at the time of filing of, or at such later time specified in, a certificate of merger (the "Certificate of Merger") (or, if applicable, a certificate of ownership and merger), in the form required by and executed in accordance with the DGCL, filed with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") in accordance with the provisions of
Section 251 of the DGCL (or in the event Section 3.04 hereof is applicable, Section 253 of the DGCL). The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

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         Section 2.03.  Certificate of Incorporation and By-Laws of Surviving
Corporation. The Certificate of Incorporation and By-Laws of the Purchaser shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter amended as provided by law.

         Section 2.04. Directors and Officers of Surviving Corporation. (a) Subject to applicable law, the directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

         (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

         Section 2.05. Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                     ARTICLE III

                                 CONVERSION OF SHARES

         Section 3.01.  Effect on Shares and the Purchaser's Capital Stock.
(a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Share issued and outstanding immediately prior to the

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Effective Time (other than any Shares held by Parent, the Purchaser or any subsidiary of Parent or the Purchaser, in the treasury of the Company or by any subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto, and other than any Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive $33.50 in cash or any higher price per Share paid in the Offer (the "Merger Price"), payable to the holder thereof, without interest thereon, as set forth in Section 4.02 hereof.

         (b) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of capital stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

         Section 3.02. Company Option Plans. (a) Prior to the consummation of the Offer, the Company and Parent shall take all actions necessary to provide that, at the Effective Time, each outstanding option to purchase Shares (the "Options") granted under any of the Company's 1989 Stock Option Plan, the Company's Long-Term Performance Program or the Company's 1994 Stock Option Plan for Non-Employee Directors (collectively, the "Option Plans") shall, by virtue of the Merger and without any further action on the part of the Company or the holder of such Option, be assumed by Parent in such manner that Parent (a) is a corporation (or a parent or a subsidiary corporation of such corporation) "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of Section 424 of the Internal Revenue Code of 1986, as amended (the "Code"); or (b) to the extent that Section 424 of the Code does not apply to any such Options, would be such a corporation (or a parent or a subsidiary corporation of such corporation) were Section 424 applicable to such Option. At the Effective Time, (i) all references in the Option Plans to the Company shall be deemed to refer to Parent and (ii) Parent shall issue to each holder of an Option a document evidencing the assumption of such option by Parent in accordance herewith. Each Option assumed by Parent (as assumed, the "Parent Options") shall be exercisable upon the same terms and conditions including, without limitation, vesting, as under the applicable Option Plan and the applicable option agreement issued thereunder, except that (x) each such Option shall be exercisable for the number of shares of Common Stock, par value $1.00 per share, of Parent ("Parent Common Stock") (rounded to the nearest whole share) obtained by multiplying the number of Shares

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subject to such Option immediately prior to the Effective Time by $33.50 and dividing the result by the average of the closing prices for the Parent Common Stock reported on the New York Stock Exchange Consolidated Tape for the 10 consecutive trading days immediately prior to the Effective Time; and
(y) the option price per share of Parent Common Stock shall be an amount equal to the aggregate exercise price of such Option prior to adjustment divided by the number of shares of Parent Common Stock subject to such Option after adjustment (the option price per share, as so determined, being rounded upward to the nearest full cent). The date of grant of each Parent Option shall be the date on which the corresponding Option was granted. No payment shall be made for fractional interests. Parent shall take all corporate actions necessary to reserve for issuance such number of shares of Parent Common Stock as will be necessary to satisfy exercises in full of all Options after the Effective Time.

         (b) Except as provided herein or as otherwise agreed to by the parties and to the extent permitted by the Option Plans, (i) the Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement, providing for the issuance or grant of any interest in respect of the capital stock of the Company or any of its subsidiaries shall be deleted as of the Effective Time and (ii) the Company shall use all reasonable efforts to ensure that following the Effective Time no holder of Options or any participant in the Option Plans or any other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

         Section 3.03. Stockholders' Meeting. (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law:

          (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the purchase of and payment for Shares by the Purchaser pursuant to the Offer for the purpose of considering and adopting this Agreement and such other matters as may be necessary to consummate the transactions contemplated herein;

         (ii) prepare and file with the SEC a preliminary proxy statement relating to the matters to be considered at the Special Meeting pursuant to this Agreement and use its reasonable best efforts (x) to obtain and furnish the information required to be included by the SEC in the

    Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and to cause a definitive proxy statement (the "Proxy Statement") to be mailed to its stockholders and
    (y) to obtain the necessary approvals of the Merger, this Agreement and such other matters as may be necessary to consummate the transactions contemplated hereby by its stockholders; and

         (iii) subject to the fiduciary obligations of the Board under applicable law as advised by outside counsel, include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger, the adoption of this Agreement and such other matters as may be necessary to consummate the transactions contemplated hereby.

         (b) Parent agrees that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries in favor of the approval and adoption of this Agreement and such other matters as may be necessary to consummate the transactions contemplated hereby.

         Section 3.04. Merger Without Meeting of Stockholders. Notwithstanding Section 3.03 hereof, in the event that Parent, the Purchaser or any other subsidiary of Parent shall acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto agree, at the request of Parent or the Purchaser, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL.

         Section 3.05. Consummation of the Merger. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VIII hereof, the Surviving Corporation shall execute in the manner required by the DGCL and file with the Delaware Secretary of State the Certificate of Merger (or, in the event Section 3.04 hereof is applicable, the Purchaser shall execute in the manner required by the DGCL and file with the Delaware Secretary of State a certificate of ownership and merger), and the parties shall take such other and further actions as may be required by law to make the Merger effective as promptly as is practicable.

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                                      ARTICLE IV

                        DISSENTING SHARES; PAYMENT FOR SHARES

         Section 4.01. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Section 262 of the DGCL, if such Section 262 provides for appraisal rights for such Shares in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Merger Price, as provided in Section 3.01 hereof, unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Price to which such holder is entitled, without interest or dividends thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

         Section 4.02. Payment for Shares. (a) From and after the Effective Time, a bank or trust company to be designated by Parent shall act as paying agent (the "Paying Agent") in effecting the payment of the Merger Price for certificates (the "Certificates") formerly representing Shares and entitled to payment of the Merger Price pursuant to Section 3.01 hereof. At the Effective Time, Parent or the Purchaser shall pursuant to irrevocable instructions deposit, or cause to be deposited, in trust with the Paying Agent the aggregate Merger Price to which holders of Shares shall be entitled at the Effective Time pursuant to Section 3.01 hereof.

         (b) The Merger Price shall be invested by the Paying Agent as directed by Parent, provided such investments shall be limited to direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Service, Inc. or Standard & Poor's Corporation or certificates of deposit issued by a commercial bank having at least $10,000,000,000 in assets.

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         (c) As soon as practicable after the Effective Time, the Paying
Agent shall mail to each record holder of Certificates that immediately prior to the Effective Time represented Shares (other than Certificates representing Shares held by Parent or the Purchaser, any subsidiary of Parent or the Purchaser, in the treasury of the Company or by any subsidiary of the Company) a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and instructions for use in surrendering such Certificates and receiving the Merger Price therefor. Upon the surrender of each such Certificate, the Paying Agent shall pay the holder of such Certificate the Merger Price multiplied by the number of Shares, as appropriate, formerly represented by such Certificate, in consideration therefor, and such Certificate shall forthwith be cancelled. Until so surrendered, each such Certificate (other than Certificates representing Dissenting Shares and Certificates representing Shares held by Parent or the Purchaser, any subsidiary of Parent or the Purchaser, in the treasury of the Company or by any subsidiary of the Company) shall represent solely the right to receive the aggregate Merger Price relating thereto. No interest shall be paid or accrued on the Merger Price.

         (d) Promptly following the date which is one year after the Effective Time, the Paying Agent shall deliver to Parent all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Share (other than Certificates representing Dissenting Shares and Certificates representing Shares held by Parent or the Purchaser, any subsidiary of Parent or the Purchaser, in the treasury of the Company or by any subsidiary of the Company) may surrender such Certificate to Parent and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the aggregate Merger Price relating thereto, without any interest or dividends thereon.

         (e) The Merger Price shall be net to each holder of Certificates in cash, subject to reduction only for any applicable federal back-up withholding or stock transfer taxes payable by such holder.

         (f) If payment of cash in respect of any Certificate is to be made to a person other than the person in whose name such Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent or the Paying Agent that such tax either has been paid or is not payable.

         (g) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Shares (other than Certificates representing Shares held by Parent or the Purchaser, any subsidiary of Parent or the Purchaser, in the treasury of the Company or by any subsidiary of the Company) are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Merger Price relating thereto, without interest, as provided in this Article IV, subject to applicable law in the case of Dissenting Shares.

                                      ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and the Purchaser as follows:

         Section 5.01. Organization. The Company and each of its Significant Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and the Company and each of its Significant Subsidiaries has all requisite corporate power and authority to own, lease and operate their respective properties and to carry on their respective businesses as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on the business, operations, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole (a "Company Material Adverse Effect"). The Company owns directly all of the outstanding capital stock of each of its Significant Subsidiaries. As used in this Agreement a

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"Significant Subsidiary"  means a corporation which is a "significant subsidiary" within the meaning of Rule 1-02(v) of Regulation S-X.

         Section 5.02. Capitalization. The authorized capital stock of the Company consists of 15,000,000 Shares and 15,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"). As of January 17, 1997, there were 7,842,905 Shares and no shares of Company Preferred Stock issued and outstanding, and there are no Shares or shares of Company Preferred Stock held in the Company's treasury. As of the date hereof, there were outstanding options to purchase 1,252,347 Shares under the Option Plans at a weighted average exercise price of $20.409163. As of the date hereof, a total of 250,000 Shares are subject to issuance upon exercise of Series A Warrants at an exercise price of $21.15 per Share and a total of 300,000 Shares are subject to issuance upon exercise of Series B Warrants at an exercise price of $21.15 per Share and a total of 27,079 Shares are subject to issuance upon the exercise of warrants granted to two consultants to the Company at a weighted average exercise price of $17.394006 per Share (collectively, with the Series A Warrants and Series B Warrants, the "Warrants"). Except for Options under the Option Plans and Warrants, there were not as of the date hereof, and at all times thereafter through the Effective Time there will not be, any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating the Company or any of its subsidiaries to issue, transfer or sell any shares of capital stock of the Company or any of its subsidiaries or any other securities convertible into or evidencing the right to subscribe for any such shares. All issued and outstanding Shares are duly authorized and validly issued, fully paid, non-assessable and free of preemptive rights with respect thereto. Schedule 5.02 lists each outstanding Option or Warrant, its exercise price, expiration date and vesting or exercisability schedule.

         Section 5.03. Authority. The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of its stockholders, if required, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board, and other than the approval by its stockholders, if required, no other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a legal, valid and binding agreement of the other parties hereto, it constitutes a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms.

         Section 5.04. No Violations; Consents and Approvals. (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) violate any provision of its certificate of incorporation or by-laws, (ii) except as set forth in Schedule 5.04(a)(ii), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, consolidation or change in control or ownership, under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other instrument of indebtedness for money borrowed to which the Company or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries or any of their respective properties is bound, or (iii) except as set forth in Schedule 5.04(a)(iii), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right (including any right to receive any payment) which becomes effective upon the occurrence of a merger, consolidation or change in control or ownership, under, any of the terms, conditions or provisions of any license, franchise, permit or agreement to which the Company or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries or any of their respective properties is bound, or (iv) violate any statute, rule, regulation, order or decree of any public body or authority by which the Company or any of its subsidiaries or any of their respective properties is bound, excluding from the foregoing clauses (iii) and (iv) violations, breaches, defaults or rights under the laws of any jurisdiction outside the United States or which, either individually or in the aggregate, would not have a Company Material Adverse Effect or materially impair the Company's ability to consummate the transactions contemplated hereby or for which the Company has received or, prior to the consummation of the Offer, shall have received appropriate consents or waivers.

         (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required in connection with the execution and delivery of this Agreement by the Company, or the consummation by the Company of the transactions contemplated hereby, except (i) expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) in connection, or in compliance, with the provisions of the Exchange Act, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iv) such filings and consents as may be required under any environmental law pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (v) filing with, and approval of, the National Association of Securities Dealers, Inc. and the SEC with respect to the delisting and deregistration of the Shares, (vi) such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states, (vii) compliance with any applicable requirements of any laws or regulations relating to the regulation of monopolies or competition in Germany and (viii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings not obtained prior to the consummation of the Offer the failure of which to be obtained or made would not, individually or in the aggregate, have a Company Material Adverse Effect, or materially impair the Company's ability to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

         Section 5.05. SEC Documents; Financial Statements. (a) The Company has made available to Parent and the Purchaser copies of each registration statement, report, proxy statement, information statement or schedule filed with the SEC by the Company since January 1, 1994 (the "SEC Documents"). As of their respective dates, as amended or supplemented by subsequent SEC Documents prior to the date hereof, the Company's SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act, as the case may be, none of such SEC Documents, as amended or supplemented by subsequent SEC Documents prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) Neither the Company nor any of its subsidiaries, nor any of their respective assets, businesses, or operations, is as of the date of this Agreement a party to, or is bound or affected by, or receives benefits under any contract or agreement or amendment thereto, that in each case would be required to be filed as an exhibit to a Form 10-K as of the date of this Agreement that has not been filed as an exhibit to an SEC Document filed prior to the date of this Agreement.

         (c) As of their respective dates, the consolidated financial statements included in the Company's SEC Documents, as amended or supplemented by subsequent SEC Documents prior to the date hereof, complied as to form in all material respects with then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented the Company's consolidated financial position and that of its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and statements of cash flows for the periods then ended (subject, in the case of unaudited statements, to the lack of footnotes thereto, to normal year-end audit adjustments and to any other adjustments described therein).

         Section 5.06. Absence of Certain Changes; No Undisclosed Liabilities. (a) Since November 30, 1996, except as disclosed in the SEC Documents prior to the date hereof, the Company has not (i) incurred any liability, whether or not accrued, contingent or otherwise, or suffered any event or occurrence which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect, (ii) made any changes in accounting methods, principles or practices, (iii) declared, set aside or paid any dividend or other distribution with respect to its capital stock,
(iv) issued, or agreed to issue, any capital stock except pursuant to outstanding Options or Warrants or (v) materially revalued any of its assets, including but not limited to materially writing down its inventory or accounts receivable. Since November 30, 1996 to the date of this Agreement, each of the Company and its subsidiaries has conducted its operations according to its ordinary course of business consistent with past practice, subject to the transactions contemplated by this Agreement.

         (b) Except as and to the extent disclosed by the Company in the SEC Documents, as of November 30, 1996, neither the Company nor any of its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its subsidiaries (including the notes thereto) or which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

         (c) Since August 31, 1996, except as disclosed on Schedule 5.06(c), the Company has not made any changes to any employee benefit plan or program or any agreement or arrangement providing compensation or benefits to any of its officers or directors.

         Section 5.07. Litigation. Except as disclosed by the Company in the SEC documents, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets before any court or governmental entity which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed by the Company in the SEC Documents, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future could reasonably be expected to have a Company Material Adverse Effect or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

         Section 5.08. Compliance with Applicable Law. (a) Except as disclosed by the Company in the SEC Documents, the Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all governmental entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as disclosed by the Company in the SEC Documents, the Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Company Material Adverse Effect. Except as disclosed by the Company in the SEC Documents, the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental entity except for violations or possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future could not, have a Company Material Adverse Effect. Except as disclosed by the Company in the SEC Documents, no investigation or review by any governmental entity with respect to the Company or any of its subsidiaries is pending or, to the best knowledge of the Company, threatened nor, to the best knowledge of the Company, has any governmental entity indicated an intention to conduct the same, other than, in each case, those which the Company reasonably believes could not have a Company Material Adverse Effect.

         (b)  To the best knowledge of the Company, except as set forth on
Schedule 5.08(b), all proceedings or investigations concerning the practices of the Company's Italian subsidiary have been concluded, and all penalties, fines or other payments required to be made by the Company or any of its subsidiaries in connection therewith have been reflected in the Company's financial statements included in the SEC Documents or otherwise disclosed in the SEC Documents. To the Company's knowledge, no employee of the Company or any of its subsidiaries is the subject of any continuing proceeding or investigation by any domestic or foreign governmental entity relating to these matters.

         Section 5.09. Taxes. Each of the Company and its subsidiaries has filed, or caused to be filed, all federal, state, local and foreign income and other material tax returns required to be filed by it, has paid or withheld, or caused to be paid or withheld, all taxes of any nature whatsoever, with any related penalties, interest and liabilities (any of the foregoing being referred to herein as a "Tax"), that are shown on such tax returns as due and payable, or otherwise required to be paid, other than such Taxes as are being contested in good faith and for which adequate reserves have been established and other than such Taxes for which adequate reserves have been established and reflected in the November 30, 1996 financial statements and in the books and records of the Company, and other than where the failure to so file, pay or withhold would not have a Company Material Adverse Effect. Adequate reserves have been established in the November 30, 1996 financial statements and in the books and records of the Company for deferred Taxes applicable to all differences between book and taxable income. There are no material claims or assessments pending against the Company or its subsidiaries for any alleged deficiency in any Tax, and the Company does not know of any threatened Tax claims or assessments against the Company or any of its subsidiaries which if upheld could have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries has made an election to be treated as a "consenting corporation" under Section 341(f) of the Code. There is no material deferred inter-company gain within the meaning of the Treasury Regulations promulgated under Section 1502 of the Code. Except as set forth on Schedule 5.09, there are no waivers or extensions of any applicable statutes of limitations to assess any United States federal state or local Taxes. All returns filed with respect to Taxes are true and correct in all material respects. Except as set forth on Schedule 5.09, there are no outstanding requests for any extension of time within which to file any return or within which to pay any United States federal, state or local Taxes shown to be due on any return. To the best knowledge of the Company's Director of Corporate Taxes, there are no (i) outstanding requests for any extension of time within which to file any return or within which to pay any foreign Taxes shown to be due on any return or (ii) waivers or extensions of any applicable statutes of limitations to assess any foreign Taxes.

         Section 5.10. Certain Employee Plans. Each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by the Company or any of its subsidiaries or under which they have any liability, contingent or otherwise (the "Plans"), complies in all material respects with all applicable requirements of ERISA (to the extent required to so comply) and the Code and other applicable laws, and no "reportable event" (as such term is defined in ERISA) or termination has occurred with respect to any Plan under circumstances which present a risk of liability to any governmental entity or other person which could reasonably be expected to have a Company Material Adverse Effect. None of the Plans is a multiemployer plan, as such term is defined in ERISA, and none of the Plans is subject to Title IV of ERISA. Neither the Company and its subsidiaries, nor any of their respective directors, officers, employees or agents has, with respect to any Plan, engaged in any "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA, nor has any Plan engaged in any such prohibited transaction which could result in any taxes or penalties or prohibited transactions under Section 4975 of the Code or under Section 502(i) of ERISA, which in the aggregate could have a Company Material Adverse Effect. Except as set forth on Schedule 5.10, no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company or its subsidiaries or any Company ERISA Affiliate beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law,
(B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of the Company, its subsidiaries or the Company ERISA Affiliates or (D) benefits the full cost of which is borne by the current or former employee (or his beneficiary). Copies of all of the Company's Plans covering United States employees of the Company and any related trusts and summary plan descriptions have been made available to the Purchaser. Except as specifically contemplated by this Agreement or as set forth on Schedule 5.10, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee or former employee of the Company or any of its subsidiaries. "Company ERISA Affiliate" means any trade or business which would together with the Company be deemed a "single employer" within the meaning of Section 4001 of ERISA.

         Section 5.11. Patents, Trade Names, Trademarks, Service Marks, Copyrights and Chip Registrations. (a) Set forth on Schedule 5.11(a) is a list and description of all material patents, patent applications, trade names, trademark registrations and trademark applications, service mark registrations and service mark applications, copyright registrations and copyright registration applications, both domestic and foreign, which are owned by the Company or any of its subsidiaries. The assets described on
Schedule 5.11(a), all patent disclosures, common law trademarks and service marks, certification marks and their registrations and applications, chip registrations and their applications, and all "Software" (as defined in Section 5.14(a)), trade secrets, know-how, industrial property, technology or other proprietary rights which are owned or used by the Company or any of its subsidiaries are referred to as the "Intellectual Property." Except as otherwise indicated on Schedule 5.11(a), the Company and its subsidiaries own all right, title and interest in and to the Intellectual Property validly and beneficially, free and clear of all material liens or encumbrances of title, with the sole and exclusive right to use the same, subject to those licenses listed on Schedule 5.11(b). None of the Intellectual Property is the subject of any material claim or challenge asserted by any third party, except as specifically identified on Schedule 5.11(a).

         (b) Set forth on Schedule 5.11(b) is a list and description of (i) all material licenses, assignments and other transfers of Intellectual Property granted to others by the Company or any of its subsidiaries, and
(ii) all material licenses, assignments and other transfers of material patents, trade names, trademarks, service marks, copyrights, chip registrations, Software, trade secrets, know-how, technology or other proprietary rights granted to the Company or any of its subsidiaries by others. Except as set forth in Schedule 5.04(a)(iii), none of the licenses described above is subject to termination or cancellation or material change in its terms or provisions as a result of this Agreement or the transactions provided for in this Agreement.

         (c) To the knowledge of Company without making inquiry of any third party, no person or entity is infringing, or has misappropriated, in any material respect, any Intellectual Property.

         (d) The Company has paid all material maintenance, renewal or similar fees required by the applicable governmental agencies to maintain the Intellectual Property.

         Section 5.12. Patent, Trade Name, Trademark, Service Mark, Copyright or Chip Registration Indemnification and Infringement. Except as set forth on Schedule 5.12, neither the Company nor any of its subsidiaries has given or granted any significant indemnification for, and there are no pending written or, to the best knowledge of the Company, oral claims or demands against the Company for, patent, trade name, trademark, service mark, copyright, chip registration or Software infringement. To the knowledge of the Company, the present conduct of the business of the Company and its subsidiaries does not infringe in any material respect, any material patents, trade names, trademarks, service marks, copyrights, chip registrations or other proprietary rights of others.

         Section 5.13. Confidential Information or Trade Secrets. Except as set forth on Schedule 5.13, there are no material claims or demands of any person pertaining to, or any material proceedings which are pending or, to the Company's knowledge, threatened, which challenge the rights of the Company or any of its subsidiaries in respect of any material proprietary or confidential information or trade secrets used in the conduct of its business, and, to the Company's knowledge without making inquiry of any third party, no methods, processes, procedures, apparatus or equipment used by the Company or any of its subsidiaries use or include any material proprietary or confidential information or trade secrets misappropriated from any person or entity. To the Company's knowledge without making inquiry of any third party, neither the Company nor any of its subsidiaries has any material proprietary or confidential information or trade secrets owned or claimed by third parties not rightfully in its possession, and the Company and its subsidiaries have complied in all material respects with all material agreements, understandings and licenses governing the use of such proprietary or confidential information or trade secrets.

         Section 5.14. Software. (a) For purposes of this Agreement, "Software" shall mean any material computer program or any part of such computer program, whether in source code, object code or in any other form, whether recorded on tape or on any other media, and all material modifications, enhancements or corrections made to such program, and all material documentation relating to such program, including any flow charts, designs, instructions, job control procedures and manuals relating to such program in printed or machine readable form. All Software that is included in the Intellectual Property or under development for use by the Company and its subsidiaries is referred to as the "Company Software". To the knowledge of the Company, the Company Software is not subject to any material defect in programming and operation.

         (b) The Company is not aware of any material breach by any third parties of any material confidentiality agreement in favor of the Company or any of its subsidiaries relating to such Software. Except as disclosed in the licenses listed on Schedule 5.11(b) or as otherwise disclosed on Schedule 5.11(a), neither the Company nor any of its subsidiaries has conveyed or granted to any third parties any other material rights to Company Software, nor is it obligated to grant or convey any material rights to license, market, incorporate in other Software, sell or otherwise use any such Software, and to the knowledge of the Company without making inquiry of any third party, no third party has unauthorized access to the documentation, source code or similar material for such Software.

         Section 5.15. Information. None of the Schedule 14D-9, the Proxy Statement, if any, or any other document filed or to be filed by or on behalf of the Company with the SEC or any other governmental entity in connection with the transactions contemplated by this Agreement contained when filed or will, at the respective times filed with the SEC or other governmental entity and, in addition, in the case of the Proxy Statement, if any, at the date it or any amendment or supplement is mailed to stockholders and at the time of any Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that the foregoing shall not apply to information supplied by Parent or the Purchaser specifically for inclusion or incorporation by reference in any such document. The Schedule 14D-9 and the Proxy Statement, if any, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. None of the information supplied by the Company specifically for inclusion or incorporation by reference in the Offer Documents or in any other document filed or to be filed by or on behalf of Parent or the Purchaser with the SEC or any other governmental entity in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         Section 5.16. Delaware Section 203. The Board has taken all appropriate and necessary action such that the provisions of Section 203 of the DGCL will not apply to any of the transactions contemplated by this Agreement.

         Section 5.17. Broker's Fees; Transaction Expenses. (a) Except for Donaldson, Lufkin & Jenrette Securities Corporation, neither the Company nor any of its subsidiaries or any of its directors or officers has incurred any liability for any broker's fees, commissions, or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement, and neither the Company nor any of its subsidiaries or any of its directors or officers has employed any other broker, finder or financial advisor in connection with any of the transactions contemplated by this Agreement.

         (b) Schedule 5.17(b) lists all financial advisory, legal, accounting, consulting and similar fees for services that will be payable by the Company in connection with the negotiation and execution of this Agreement and the consummation of the Offer and the Merger.

                                      ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF PARENT AND
                                     THE PURCHASER

         Parent and the Purchaser represent and warrant to the Company as follows:

         Section 6.01. Organization. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and each of Parent and the Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is an indirect wholly owned subsidiary of Parent.

         Section 6.02. Authority. Each of Parent and the Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of each of Parent and the Purchaser and by Parent (or another wholly owned subsidiary of Parent) as the sole stockholder of the Purchaser and no other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and the Purchaser and, assuming this Agreement constitutes a legal, valid and binding agreement of the Company, it constitutes a legal, valid and binding agreement of each of Parent and the Purchaser, enforceable against them in accordance with its terms.

         Section 6.03. No Violations; Consents and Approvals. (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Parent or the Purchaser with any of the provisions hereof will (i) violate any provision of their respective certificates of incorporation or by-laws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other instrument of indebtedness for money borrowed to which Parent or the Purchaser is a party, or by which Parent or the Purchaser or any of their respective properties is bound, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, under, any of the terms, conditions or provisions of any license, franchise, permit or agreement to which Parent or the Purchaser is a party, or by which Parent or the Purchaser or any of their respective properties is bound, or (iv) violate any statute, rule, regulation, order or decree of any public body or authority by which Parent or the Purchaser or any of its respective properties is bound, excluding from the foregoing clauses (ii), (iii) and (iv) violations, breaches, defaults or rights which, either individually or in the aggregate, would not have a material adverse effect on Parent's or the Purchaser's ability to perform their respective obligations pursuant to this Agreement or consummate the Offer and the Merger (a "Parent Material Adverse Effect") or for which Parent or the Purchaser has received appropriate consents or waivers.

         (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by Parent or the Purchaser in connection with the execution and delivery of this Agreement, or the consummation by Parent or the Purchaser of the transactions contemplated hereby, except (i) expiration of the waiting period under the HSR Act, (ii) in connection, or in compliance, with the provisions of the Exchange Act, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iv) such filings and consents as may be required under any environmental law pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (v) such consents, approvals, orders, authorizations, notifications, approvals, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states
[or non-U.S. change-in-control laws or regulations] and (vi) such other consents, orders, authorizations, registrations, declarations and filings not obtained prior to the Effective Time the failure of which to be obtained or made would not, individually or in the aggregate, have a Parent Material Adverse Effect.

         Section 6.04. Information. Neither the Offer Documents nor any other document filed or to be filed by or on behalf of Parent or the Purchaser with the SEC or any other governmental entity in connection with the transactions contemplated by this Agreement contained when filed or will, at the respective times filed with the SEC or other governmental entity, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that the foregoing shall not apply to information supplied by the Company specifically for inclusion or incorporation by reference in any such document. None of the information supplied by Parent or the Purchaser specifically for inclusion or incorporation by reference in the Schedule 14D-9, the Proxy Statement, if any, or any other document filed or to be filed by or on behalf of the Company with the SEC or any other governmental entity in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         Section 6.05. Financing. Parent currently has in effect and will have at the time of acceptance for payment and purchase of Shares under the Offer and at the Effective Time, lines of credit and sufficient unused borrowing capacity thereunder to provide the funds necessary to consummate the Offer and the Merger and the transactions contemplated thereby and to pay related fees and expenses.

                                     ARTICLE VII

                                      COVENANTS

         Section 7.01. Conduct of Business of the Company. Except as contemplated by this Agreement or as expressly agreed to in writing by Parent, during the period from the date of this Agreement to the Effective Time, each of the Company and its subsidiaries will conduct its operations according to its ordinary course of business consistent with past practice, and will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would materially adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement or be inconsistent with such transactions. Without limiting the generality of the foregoing restriction, neither the Company nor any of its subsidiaries shall, without the written consent of Parent (which consent will not be unreasonably withheld) (i) amend any employee benefit plans or change the compensation or benefits due to any employee (other than normal merit increases in accordance with past practice), (ii) hire any officer at the vice president level or higher, (iii) enter into any license of intellectual property, whether as licensee or licensor, (iv) incur indebtedness for borrowed money in any amount over $1,000,000, (v) enter into any lease having a term in excess of one year, (vi) incur any capital expenditure in excess of $100,000, (vii) sell or otherwise dispose of any capital assets for consideration in excess of $100,000 or any real property, (viii) permit the creation of any lien on any of its, except in the ordinary course of business or in connection with its contemplated refinancing or (ix) enter into any sales contract or purchase order or related group of contracts or orders calling for aggregate payments in excess of $500,000 or having a term in excess of one year.

         Section 7.02. Acquisitions and Divestitures. Prior to the Effective Time, the Company shall keep Parent advised of the status of all discussions and negotiations concerning possible acquisitions and divestitures of any corporations or businesses, and the Company agrees that without the prior written consent of Parent it shall not make, or agree to make, any such acquisition or divestiture.

         Section 7.03. No Solicitation. (a) The Company agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives (including financial advisors), directly or indirectly, to solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or its subsidiaries or acquisition of any kind of all or substantially all of the assets or capital stock of the Company and its subsidiaries taken as a whole (an "Acquisition Transaction") or negotiate or explore with any person (other than Parent or the Purchaser) any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that the Company may, in response to an unsolicited written proposal with respect to an Acquisition Transaction from a third party that the Board believes to be capable of obtaining financing for such proposal, (i) furnish or disclose non-public information to such third party and (ii) negotiate, explore or otherwise communicate with such third party, in each case only if the Board determines in good faith by a majority vote, after consultation with its legal and financial advisors, and after receipt of the advice of outside legal counsel of the Company that failing to take such action would constitute a breach of the fiduciary duties of the Board, that failing to take such action would constitute a breach of the Board's fiduciary duties.

         (b) The Company shall as promptly as practicable advise Parent in writing of the receipt of any inquiries or proposals relating to an Acquisition Transaction and any actions taken pursuant to Section 7.03(a).

         Section 7.04. Access to Information. From the date of this Agreement until the Effective Time, the Company will give Parent and its authorized representatives (including counsel, environmental and other consultants, accountants and auditors) full access during normal business hours, subject to applicable law, to all facilities, personnel and operations and to all books and records of the Company and its subsidiaries, will permit Parent to make such inspections as it may reasonably require and will cause its employees and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to its business and properties as Parent may from time to time reasonably request. The Company shall use its best efforts to make available to Parent and its authorized representatives the Company's accountants to facilitate Parent's investigation. Other than as required by applicable law, Parent agrees that any information furnished to it, its subsidiaries or its authorized representatives pursuant to this Section 7.04 will be subject to the confidentiality provisions of the letter agreement dated February 16, 1996 between Parent and the Company.

         Section 7.05. Best Efforts; Other Actions. Subject to the terms and conditions herein provided and applicable law, each of the Company, Parent and the Purchaser shall use its reasonable best efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) the obtaining of all necessary consents, approvals or waivers under its material contracts and (ii) the lifting of any legal bar to the Merger; provided, however, that the foregoing shall not require Parent, the Purchaser or any other affiliate of Parent to agree to any action or restriction which, if imposed by a governmental entity, would constitute a condition described in paragraph (a) of Annex I to this Agreement.

         Section 7.06. Public Announcements. Before issuing any press release or otherwise making any public statements with respect to this Agreement, the Offer or the Merger, Parent, the Purchaser and the Company will consult with each other as to its form and substance and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law; provided, however, that neither Parent nor the Company shall be required to consult with the other concerning any portion of such a press release or public statement that relates to matters other than the transactions contemplated by this Agreement.

         Section 7.07. Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other party of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the acceptance for payment of Shares pursuant to the Offer, (B) any condition set forth in Annex I to be unsatisfied in any material respect at any time from the date hereof to the date the Purchaser purchases Shares pursuant to the Offer or (C) any condition set forth in
Article VIII hereof to be unsatisfied in any material respect at any time from the date hereof to the Effective Time, and (ii) any material failure of the Company or Parent, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         Section 7.08. Indemnification. (a) From and after the Effective Time, Parent shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries against all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time, including without limitation the transactions contemplated by this Agreement, to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in the Company's Certificate of Incorporation and By-Laws and agreements in effect at the date hereof (to the extent consistent with applicable law).

         (b) For a period of five years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the premiums paid as of the date hereof by the Company for such insurance (the "Maximum Premium"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium.

         (c) The provisions of this Section 7.08 are intended to be for the benefit of, and shall be enforceable by each indemnified party hereunder, his or her heirs and his or her representatives.

         Section 7.09. Expenses. Except as set forth in Section 9.05(b) hereof, Parent and the Company shall bear their respective expenses incurred in connection with this Agreement, the Offer and the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.

         Section 7.10. State Takeover Laws. The Company shall, upon the request of Parent or the Purchaser, take all reasonable steps to assist in any challenge by Parent or the Purchaser to the validity or applicability to the transactions contemplated by this Agreement, including the Offer and the Merger, of any state takeover law.

         Section 7.11. Employee Benefits. Following the Effective Time, Purchaser shall cause the Company to honor in accordance with their terms the employment contracts set forth on Schedule 7.11, as in effect on the date hereof. Until the first anniversary of the Effective Time, Parent shall provide or cause the Company to provide to individuals who are employed by the Company or any of its subsidiaries as of the Effective Time employee benefits that are in the aggregate no less favorable than those generally provided to employees of the Company on the date hereof, other than the Company's Employee Stock Purchase Plan. Parent will make its employee stock purchase plan available to employees of the Company as promptly as practicable following the Effective Time.

         Section 7.12. Warrants. Prior to the Effective Time, the Company shall use its reasonable best efforts to cause the Consulting Agreement between the Company and Donald W. Rowley ("Rowley") dated February 12, 1996, as amended (the "Rowley Agreement"), and the Consulting Agreement between the Company and Jay Alix ("Alix") dated January 16, 1996, as amended (the "Alix Agreement"), to be amended to provide that each of the Warrants to purchase Shares granted to Rowley pursuant to the Rowley Agreement and each of the Warrants to purchase Shares granted to Alix pursuant to the Alix Agreement shall, at the Effective Time, be cancelled and each of Rowley and Alix, respectively, shall be entitled to receive from the Company in lieu thereof an immediate cash payment from the Company equal to the Merger Price multiplied by the number of Shares for which their respective Warrants are exercisable, minus the aggregate exercise price of such Warrants.

         Section 7.13. Credit Commitment. Parent shall use its reasonable best efforts to assist the Company in obtaining from The Bank of New York Financial Corporation ("BONYFC") a written commitment to the Company extending through at least May 31, 1997 to lend up to $75 million to the Company on commercially reasonable terms that are no less favorable to the Company than the terms of the latest written proposal made by BONYFC to the Company as of the date hereof; provided, however, that the foregoing shall not obligate Parent to incur any fees or expenses payable to BONYFC or to guarantee, directly or indirectly, any obligations or indebtedness of the Company. If, notwithstanding the foregoing, BONYFC does not extend such written commitment to the Company on or before March 15, 1997, then, at the Company's option, Parent shall purchase from the Company, and the Company shall sell to Parent, shares of a newly created series of preferred stock of the Company having the terms set forth in Annex II hereto for an aggregate purchase price of $25,000,000 payable to the Company by wire transfer in immediately available funds with the closing of such purchase and sale to take place no later than March 31, 1997.

                                     ARTICLE VIII

                       CONDITIONS TO THE OBLIGATIONS OF PARENT,
                              THE PURCHASER AND THE COMPANY

         The respective obligations of each party to effect the Merger shall be subject to the satisfaction or, if permissible, waiver at or prior to the Effective Time of each of the following conditions:

         Section 8.01. Purchase of Shares. The Purchaser shall have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof.

         Section 8.02. Stockholder Approval. The vote of the stockholders of the Company necessary to consummate the transactions contemplated by this Agreement shall have been obtained, if required by applicable law.

         Section 8.03. No Legal Impediments. No statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the Merger, and no other action shall have been taken, by any domestic, foreign or supranational government or governmental, administrative or regulatory authority or agency or by any court or tribunal, domestic, foreign or supranational, that has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.

                                      ARTICLE IX

                             TERMINATION AND ABANDONMENT

         Section 9.01. Termination. This Agreement may be terminated at any time prior to the Effective Time:

         (a) by mutual consent of the Boards of Directors of Parent and the Company;

         (b) by either Parent or the Company if, without fault of such terminating party, the purchase of Shares pursuant to the Offer shall not have occurred on or before September 30, 1997, which date may be extended by mutual written consent of the parties hereto;

         (c) by Parent or the Company if the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; or

         (d) by either Parent or the Company if any court of competent jurisdiction in the United States or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the purchase of Shares pursuant to the Offer or the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts, subject to Section 7.05, to remove or lift such order, decree or ruling.

         Section 9.02. Termination by Parent. This Agreement may be terminated and the Offer and the Merger may be abandoned by action of the Board of Directors of Parent, at any time prior to the purchase of Shares pursuant to the Offer, if (a) the Board shall withdraw, modify or change its recommendation or approval in respect of this Agreement or the Offer in a manner adverse to Parent, (b) the Board shall have recommended any proposal other than by Parent or the Purchaser in respect of an Acquisition Transaction, or (c) a proposal for an Acquisition Transaction other than by Parent or the Purchaser shall be publicly disclosed and at the scheduled expiration of the Offer the Minimum Condition shall not have been satisfied.

         Section 9.03. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board, at any time prior to the Effective Time, (a) if there shall be a material breach of any of Parent's or the Purchaser's representations, warranties or covenants hereunder, which breach shall not be cured within ten days of notice thereof, or (b) provided the Company is not in breach of any obligation under this Agreement, to allow the Company to enter into an agreement in respect of an Acquisition Transaction which the Board determines is more favorable to the Company's stockholders from a financial point of view than the transactions contemplated hereby (provided that such termination shall not be effective unless and until the Company shall have paid to Parent the fee described in
Section 9.05(b) hereof).

         Section 9.04. Procedure for Termination. In the event of termination and abandonment of the Merger and the Offer by Parent or the Merger by the Company pursuant to this Article IX, written notice thereof shall forthwith be given to the other.

         Section 9.05. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article IX, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in this Section 9.05 and except that nothing herein shall relieve any party from liability for any breach of this Agreement.

         (b) If (i) Parent shall have terminated this Agreement pursuant to clause (a) or (b) of Section 9.02 hereof or (ii) the Company shall have terminated this Agreement pursuant to Section 9.03(b) hereof, then in any such case the Company shall promptly, but in no event later than two days after the date of such termination or event, pay Parent in the manner set forth in the last sentence of this paragraph a termination fee of $9,000,000. If Parent shall have terminated this Agreement pursuant to clause (c) of
Section 9.02 hereof and, within one year after such termination, the Company shall have entered into a definitive agreement providing for an Acquisition Transaction, the Company shall promptly, but in no event later than two days after the date of such definitive agreement, pay Parent in the manner set forth in the last sentence of this paragraph a termination fee of $9,000,000. Any termination fee payable under this paragraph shall be paid by the issuance to Parent of shares of preferred stock of the Company having the terms set forth in Annex III.

         (c) Upon termination of this Agreement, Parent will return to the Company all copies in Parent's possession of all non-public information supplied to Parent by the Company.

                                      ARTICLE X

                                     DEFINITIONS

         Section 10.01. Terms Defined in the Agreement. The following terms used herein shall have the meanings ascribed in the indicated sections.


Acquisition Transaction .........................................   7.03(a)
Agreement........................................................   Preamble
Alix.............................................................   7.12
Alix Agreement ..................................................   7.12
Board ...........................................................   Recitals
BONYFC...........................................................   7.13
Certificate of Merger ...........................................   2.02
Certificates ....................................................   4.02(a)
Code.............................................................   3.02(a)
Company .........................................................   Preamble
Company ERISA Affiliate..........................................   5.10
Company Material Adverse Effect .................................   5.01
Company Permits .................................................   5.08
Company Preferred Stock..........................................   5.02
Company Software.................................................   5.14(a)
Constituent Corporations.........................................   Preamble
Delaware Secretary of State .....................................   2.02
DGCL ............................................................   Recitals
Dissenting Shares ...............................................   4.01
Effective Time ..................................................   2.02
ERISA ...........................................................   5.10
Exchange Act.....................................................   1.01(a)
Intellectual Property ...........................................   5.11(a)
Maximum Premium .................................................   7.08(b)
HSR Act .........................................................   5.04(b)
Merger ..........................................................   2.01(a)
Merger Price ....................................................   3.01
Minimum Condition ...............................................   1.01(a)
Offer ...........................................................   1.01(a)
Offer Documents .................................................   1.01(c)
Option Plans ....................................................   3.02(a)
Options .........................................................   3.02(a)
Parent ..........................................................   Preamble
Parent Common Stock .............................................   3.02(a)
Parent Material Adverse Effect ..................................   6.03(a)
Parent Options ..................................................   3.02(a)
Paying Agent ....................................................   4.02(a)
Person ..........................................................   11.09
Plans ...........................................................   5.10
Proxy Statement .................................................   3.03(a)(ii)
Purchaser .......................................................   Preamble
Rowley ..........................................................   7.12
Rowley Agreement ................................................   7.12
Schedule 14D-9 ..................................................   1.02(b)

SEC .............................................................   1.01(c)
SEC Documents ...................................................   5.05(a)
Shares ..........................................................   1.01(a)
Significant Subsidiary ..........................................   5.01
Software ........................................................   5.14(a)
Special Meeting .................................................   3.03(a)(i)
Subsidiary ......................................................   11.09
Surviving Corporation ...........................................   2.01(a)
Tax .............................................................   5.09
Warrants ........................................................   5.02



                                      ARTICLE XI

                                    MISCELLANEOUS

         Section 11.01. Amendment and Modification. At any time prior to the Effective Time, subject to applicable law and the provisions of Section 1.03(c) hereof, this Agreement may be amended, modified or supplemented only by written agreement (referring specifically to this Agreement) of Parent, the Purchaser and the Company with respect to any of the terms contained herein; provided, however, that after any approval and adoption of this Agreement by the stockholders of the Company, no such amendment, modification or supplementation shall be made which reduces the Merger Price or the form of consideration therefor or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders.

         Section 11.02. Waiver. At any time prior to the Effective Time, Parent and the Purchaser, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any documents delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein which may legally be waived. Any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Agreement and signed on behalf of such party.

         Section 11.03. Survivability; Investigations. The respective representations and warranties of Parent, the Purchaser and the Company contained herein or in any certificates or other documents delivered prior to or as of the Effective Time shall not be deemed waived or otherwise affected by any investigation made by any party hereto and shall not survive the Merger. The covenants and agreements of the Surviving Corporation and Parent and the Purchaser, including those contained in Section 7.08 hereof, shall survive the Effective Time without limitation.

         Section 11.04. Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery.

         (a) if to the Company, to

              Norand Corporation
              550 Second Street S.E.
              Cedar Rapids, Iowa  52401
              Telecopy:   (319) 369-3630
              Attention:  James I. Johnson

              with a copy to:

              Mayer Brown & Platt
              190 South LaSalle Street
              Chicago, Illinois  60603
              Telecopy:  (312) 701-7711
              Attention:  John R. Sagan


         (b) if to Parent or the Purchaser, to

              Western Atlas Inc.
              360 North Crescent Drive
              Beverly Hills, California  90210
              Telecopy:   (310) 888-2913
              Attention:  General Counsel

              with a copy to:

              Wachtell, Lipton, Rosen & Katz
              51 West 52nd Street
              New York, New York  10019
              Telecopy:  (212) 403-2000
              Attention:  Elliott V. Stein, Esq.

          Section 11.05. Assignment; Third-Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement is not intended to confer any rights or remedies hereunder upon any other person except the parties hereto and, with respect to Section 7.08, the present and former officers, directors, employees and agents of the Company.

         Section 11.06. Governing Law. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

         Section 11.07. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 11.08. Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

         Section 11.09. Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; and (ii) the term "subsidiary" of any specified corporation shall mean any corporation of which a majority of the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned by such specified corporation or any other person of which a majority of the equity interests therein are, directly or indirectly, owned by such specified corporation.

         Section 11.10. Guarantee. Parent hereby guarantees the due performance by the Purchaser of all of the Purchaser's obligations incurred in connection with the Offer and the Merger.

         Section 11.11. Confidentiality Agreement. The letter agreement dated February 16, 1996 between Parent and the Company is hereby amended by deleting the eighth paragraph thereof.

         Section 11.12. Entire Agreement. This Agreement, including the schedules, annexes and exhibits hereto and the documents and instruments referred to herein and therein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein and supersedes all prior agreements and understandings between the parties with respect to such subject matter. There are no representations, promises, warranties, covenants, or undertakings in respect of such subject matter, other than those expressly set forth or referred to herein and therein.

         IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                        WESTERN ATLAS INC.

                        By:  /s/  Michael E. Keane
                             ---------------------
                             Name:   Michael E. Keane
                             Title:  Senior Vice President
                                     and Chief Financial
                                     Officer

                        WAI ACQUISITION CORP.

                        By:  /s/  Michael E. Keane
                             ---------------------
                             Name:   Michael E. Keane
                             Title:  President

                        NORAND CORPORATION

                        By:  /s/  N. Robert Hammer
                             ---------------------
                             Name:   N. Robert Hammer
                             Title:  Chairman, President and
                                       Chief Executive Officer

                                                                 ANNEX I

         Conditions to the Offer. Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of any tendered Shares and amend or terminate the Offer as to any Shares not then paid for if
(i) there shall not be validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which represents at least a majority of the number of Shares outstanding on a fully diluted basis (assuming the exercise of all outstanding Options and Warrants) or (ii) any applicable waiting period under the HSR Act or other applicable laws or regulations shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time after the date of this Merger Agreement and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following conditions exists:

         (a) there shall be in effect an injunction or other order, decree, judgment or ruling by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission or a statute, rule, regulation, executive order or other action shall have been promulgated, enacted, taken or threatened by a governmental authority or a governmental, regulatory or administrative agency or commission which in any such case (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger, (ii) prohibits or restricts the ownership or operation by Parent or the Purchaser (or any of their respective affiliates or subsidiaries) of any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole, or compels Parent or the Purchaser (or any of their respective affiliates or subsidiaries) to dispose of or hold separate any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole, (iii) imposes material limitations on the ability of the Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by the Purchaser on all matters properly presented to the stockholders of the Company, (iv) imposes any material limitations on the ability of Parent or the Purchaser or any of their respective affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company and its subsidiaries, or (v) which otherwise would materially adversely affect the Company and its subsidiaries taken as a whole; or

         (b) there shall be pending any litigation or other proceeding brought by any governmental entity or agency that seeks to impose any of the effects referred to in paragraph (a) above or seeks material damages from the Company or Parent in connection with the Offer or the Merger; or

         (c) this Agreement shall have been terminated by the Company, Parent or the Purchaser in accordance with its terms; or

         (d)(i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct, or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, when made, or as of the Expiration Date (as defined in the Offer Documents) as if made as of such date, or (ii) as of the Expiration Date the Company shall not in all material respects have performed its obligations and agreements and complied with its covenants to be performed and complied with by it under this Agreement; or

         (e) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) the commencement of a war, armed hostilities or other international or national calamity directly involving the United States, (iv) from the date of this Merger Agreement through the date of termination or expiration of the Offer, a decline of at least 25% in the Standard & Poor's 500 Index, or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

         (f) Parent, the Purchaser and the Company shall have agreed that the Purchaser shall amend the Offer to terminate the Offer or postpone the payment for Shares pursuant thereto.

         The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances (including any action or inaction by Parent or the Purchaser) giving rise to any such conditions and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time, in each case, in the good faith judgment of Parent and the Purchaser and subject to the terms of this Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                                                   ANNEX II



                               Term Sheet for Series A
                             Convertible Preferred Stock


Issuer:                 Norand Corporation (the "Company")

Liquidation
Preference:             $25,000,000

Conversion:             After the first anniversary of issue date, convertible
                        at the option of holder into common stock of the Company at the rate of 1 share of common stock for each $23.00 of liquidation preference, subject to antidilution provisions substantially identical to those in the Company's Series A and Series B Warrants.

Dividend:               6-1/2% per annum of liquidation preference amount
                        payable at the option of the Company in shares of Series A Convertible Preferred Stock or cash.

Mandatory Redemption:   Upon request of holder on earlier to occur of (i)
                        consummation of a transaction resulting in a change in control of the Company and (ii) tenth anniversary of date of issue.

Optional Redemption:    At the option of the Company (i) during first year of
                        issuance at 110% of liquidation preference and (ii) after first year from issuance at 100% of liquidation preference as long as the Company's common stock has traded in excess of $25.30 for any 10 consecutive trading days.

Default: If the Company defaults on its mandatory redemption obligation, the dividend rate will increase by 25 basis points, and will thereafter increase by an additional 25 basis points for each 91-day period the default continues, up to a maximum dividend rate of

                        10-1/2%. During continuance of the default, the holder will be entitled to appoint one member of the Company's board of directors.

                                                                ANNEX III

                               Term Sheet for Series B
                             Convertible Preferred Stock


Issuer:                 Norand Corporation (the "Company")

Liquidation
Preference:             $9,000,000

Conversion:             After the expiration of six months from issue date,
                        convertible at the option of holder into common stock of the Company at the rate of 1 share of common stock for each $23.00 of liquidation preference, subject to antidilution provisions substantially identical to those in the Company's Series A and Series B Warrants.

Dividend:               6% per annum of liquidation preference amount payable
                        semi-annually and at the option of the Company in shares of Series B Convertible Preferred Stock or cash.

Mandatory Redemption:   Upon request of holder on earlier to occur of (i)
                        consummation of a transaction resulting in a change in control of the Company and (ii) third anniversary of date of issue.

Optional Redemption:    At the option of the Company (i) during first year of
                        issuance at 110% of liquidation preference and (ii) after first year from issuance at 100% of liquidation preference so long as Target's common stock has traded in excess of $25.30 for any 10 consecutive trading days.

Default: If the Company defaults on its mandatory redemption obligation, the dividend rate will increase by 25 basis points, and will thereafter increase by an additional 25 basis points for each 91-day period the default contin-ues, up to a maximum dividend rate of 10%. During continuance of the default, the holder will be entitled to appoint one member of the Company's board of directors.

                                   -2-